Exhibit 1

[Translation]

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

August 29, 2012

Company Name:	Furukawa-Sky Aluminum Corp.

Representative:	Mitsuru Okada President

Share Code:	5741, First Section, Tokyo Stock Exchange

Inquiries:	Ryu Sawachi Chief of the Public Relations/Investor Relations Department

Telephone +81-3-5295-3800

Company Name:	Sumitomo Light Metal Industries, Ltd.

Representative:	Shigenori Yamauchi President

Share Code:	5738, First Section, Tokyo Stock Exchange and Osaka Stock Exchange

Inquiries:	Atsushi Sakaue General Manager, General Accounting Department

Telephone +81-3-3436-9771

Execution of Basic Integration Agreement between Furukawa-Sky Aluminum Corporation and Sumitomo Light Metal Industries, Ltd.

Furukawa-Sky Aluminum Corp. (“FSA”) and Sumitomo Light Metal Industries, Ltd. (“SLM”; FSA and SLM collectively, the “Companies,” and each individual as, a “Company”) jointly announced today that, based on the resolutions at their board of directors meeting held also today, the Companies have agreed to integrate their businesses on October 1, 2013 as the effective date (scheduled), and have entered into a Basic Integration Agreement, with the spirit of their relationship being based on equality.

The implementation of this business integration (the “Business Integration”) is subject to the approval and permission of the relevant authorities within and outside Japan, including the Japan Fair Trade Commission, etc., and shareholder approval at the respective shareholders’ meetings of the Companies.

1.	Objectives and Background of the Business Integration

(1)	Objectives of the Business Integration

The Companies will, through the Business Integration, seek synergies by combining the resources/assets that each has built up, including their advanced technical skills, quality/cost management, responsiveness to customer needs, and product development capabilities, and aim to strengthen their competitiveness and corporate structure within the aluminum roll market.

By concentrating their collective effort and realizing these objectives at an early stage, the Companies plan to not only strengthen their foundation in the domestic aluminum roll business, but rapidly proceed to: accelerate globalization; manage new growth/development areas in the fields where future expansion is expected, such as environmental/energy; and respond to significantly increased demand for aluminum rolled products in emerging markets, including Southeast Asia, and the Companies aim to become a “major aluminum company with global competitiveness” with an irrefutable presence in the global market. The newly consolidated company will pursue the hidden potential of the young metal — aluminum, realize an environmental and ecological society, play a part in the success of our customers and a more enriching future, and contribute to the future growth and development of Japanese and global economies.

(2)	Background of the Business Integration

The environment surrounding the aluminum roll business has rapidly transformed in recent years, and is currently in a harsh situation as described below:

(i)	Decrease in demand for aluminum roll products within Japan due to population decrease/aging population;

(ii)	Contraction of demand for aluminum roll products within Japan due to relocation of manufacturing bases overseas by customers;

(iii)	Increased competition with major overseas aluminum roll companies in the East Asia region; and

(iv)	the rise of new aluminum roll manufacturers in the East Asia region, including Chinese and Korean manufacturers.

In light of the circumstances surrounding the aluminum roll business, the Companies has reached its limits mainly in making capital investments to improve product quality or decreasing internal costs to deal with discount requests from customers; it has become necessary to improve the cost structure radically by efficiently utilizing management resources and securing economy of scale. Further, competition with overseas major aluminum manufacturers, or new aluminum roll manufacturers from the East Asian region – including Korean and Chinese manufacturers – has increasingly grown fiercer. In light of this competitive environment, it is essential to strengthen significantly the business foundation through the Business Integration, and seeking continual growth will serve as the basis for corporate survival.

(3)	Purpose of the Business Integration

(i)	Active global expansion in new growth areas/emerging markets

We aim to solidify management resources/assets, including technology, personnel, and funds by significantly strengthening the business foundation through the Companies’ Business Integration, securing economy of scale, and creating a synergy effect. This will enable active global expansion in new growth areas/merging markets – which is difficult to do alone – and will secure continual corporate growth.

(ii)	Improvement in Corporate Value

This Business Integration will strengthen the corporate foundation of the newly merged company. This will make it possible to actively invest in research and development/infrastructure, etc. in order to provide not only products of the highest quality, but new products as well. It will also make it possible to construct a global supply structure for the customers’ overseas expansions. By providing customers with excellent product quality and excellent service through the above, we can realize increased profits for customers, aim to improve corporate value and receive high evaluation from all of our shareholders.

(iii)	Manifestation of the Business Integration Effect

We will investigate the quantitative effect of the business investigation going forward. We expect the following qualitative effect from the Business Integration:

•	Cost reduction through optimal production allocation and consolidation;

•	Expansion through promotion of global operation;

•	Improvement of new product development and technical production ability by consolidating and centralizing technology; and

•	Efficient utilization of management resources by consolidating/eliminating overlapping facilities.

(4)	Promotional Framework for the Business Integration

An integration study committee will be formed with the presidents of Companies as joint chairpersons, and such committee will begin detailed discussions and studies on matters such as the organizational structure and operation after the Business Integration.

2.	Outline of the Business Integration

(1)	Method of the Business Integration

The Companies will conduct the Business Integration by an absorption-type merger (kyushu gappei) (the “Merger”). The Business Integration will be conducted based on the spirit of equality; however, due to the procedures of the Merger, FSA will be the surviving company (kyushu gappei sonzoku kaisha) and SLM will be the absorbed company (kyushu gappei shoumetsu kaisha).

(2)	Schedule of the Merger

Resolution at Board of Directors’ Meeting to Approve the Basic Integration Agreement (both Companies)	August 29, 2012

Execution of Basic Integration Agreement (both Companies)	August 29, 2012

Record date for General Shareholders Meeting	March 31, 2013 (scheduled)

Resolution at Board of Directors’ Meeting to Approve the Merger Agreement (both Companies)	April 2013 (scheduled)

Execution of Merger Agreement (both Companies)	April 2013 (scheduled)

Ordinary Shareholders’ meeting to approve the Merger Agreement (FSA)	End of June 2013 (scheduled)

Ordinary Shareholders’ meeting to approve the Merger Agreement (SLM)	End of June 2013 (scheduled)

Final Trading Date (SLM)	September 25, 2013 (scheduled)

Share De-Listing Day (SLM)	September 26, 2013 (scheduled)

Date of Merger (effective date)	October 1, 2013 (scheduled)

As the Companies conduct procedures going forward, the above dates are subject to change as necessary, upon discussion between both Companies.

(3)	Allotment of shares under the Merger

	FSA (Surviving Company)	SLM (Absorbed Company)
Allotment of shares under the Merger (Merger ratio)	1	0.346

(Note 1)	The number of FSA shares expected to be delivered under the Merger: 201,193,316 shares (scheduled). The number of shares to be delivered upon the Merger may be changed in the future due to changes in the number of treasury shares of SLM, etc.

(Note 2)	FSA will deliver FSA shares by allotment to each shareholder of SLM as at the end of the day preceding the date of Merger in the ratio of 0.346 FSA shares to one SLM share. However, no shares will be allotted as a result of the Merger with respect to treasury stock (55,294 shares as of June 30, 2012) held by SLM.

(Note 3)	Upon the Merger, Shareholders who currently own less than 2,891 common shares of SLM are expected to own only FSA shares less than one unit (less than 1,000 shares) and will not be able to sell shares less than one share unit at the Tokyo Security Exchange. Shareholders who will own common shares of SLM less than one share unit are able to utilize the procedures for buy-back of shares less than one share unit (procedure whereby FSA purchases the shares less than one share unit from you) pursuant to Article 192, Section 1 of the Companies Act of Japan.

(Note 4)	To those shareholders of SLM who are to receive, as a result of the Merger, an allotment of a fraction of less than one share of FSA, the amount equivalent to the value of such fraction will be paid in cash, pursuant to the provisions of Article 234 of the Companies Act of Japan and other applicable laws and regulations.

(4)	Handling of share options and bonds with share options associated with the Merger

SLM has not issued any share options or bonds with share options.

3.	Basis of Calculation of the Allotment in Connection with the Merger

(1)	Calculation Basis

To ensure that the Merger ratio used in the Merger is calculated in a fair and appropriate manner, each Company selected an independent third-party appraiser to calculate the merger ratio, and each Company received merger ratio calculation reports from each third-party appraiser. FSA selected Mizuho Securities Co., Ltd. (“Mizuho Securities”) and Nomura Securities Co., Ltd. (“Nomura Securities”) as its third-party appraiser. SLM selected SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) and Daiwa Securities Co., Ltd. (“Daiwa Securities”) as its third-party appraiser.

Please refer to Appendix 1, “Outline of Analyses of each Third-Party Appraiser regarding the Merger Ratio” with respect to the outline of analyses of each third-party appraiser it selected.

Further, the future profitability projections provided by FSA to each third-party appraiser, which serves as the basis of the discounted cash flow method (“DCF Method”) calculations, includes a business year where there was a major increase in profit in comparison to the immediately preceding year. Such increase was due mainly speculation of factors such as cost reduction effects, expansion of production structure in Thailand, etc. and efforts to meet demands mainly in emerging countries.

Note, that the future profitability projections provided by SLM to each third-party appraiser, which serves as the basis of the DCF Method calculations do not predict major increases or decreases in profit.

(2)	Calculation Process

As explained above, FSA entrusted Mizuho Securities and Nomura Securities, and SLM entrusted SMBC Nikko Securities and Daiwa Securities, to calculate the merger ratio to be utilized in the Merger. With the Companies making reference to the financial analyses conducted by such third-party appraisers, FSA and SLM carefully negotiated and discussed with each other the merger ratio, taking into account such factors as the financial position, positions of assets and future performance prospects of each Company. As a result of such negotiations and discussions, both Companies came to a decision that the above merger ratio is appropriate and agreed on the merger ratio.

(3)	Relationship with Financial Advisors

Mizuho Securities and Nomura Securities, which are acting as financial advisors to FSA, and SMBC Nikko Securities and Daiwa Securities, which are acting as financial advisors to SLM, do not constitute related parties of FSA and SLM, respectively, and do not have any material interest to be noted in connection with the Merger.

(4)	Likelihood of and Reasons for Delisting

Pursuant to the Merger, common shares of SLM are scheduled to be delisted on September 26, 2013, in accordance with the delisting standards of the Tokyo Stock Exchange and the Osaka Stock Exchange.

After delisting, common shares of SLM will no longer be traded on either of the stock exchanges; however, common shares of FSA, that will be allotted to SLM shareholders as of the effective date of the Merger, are listed on the Tokyo Stock Exchange. Certain number of SLM shareholders may receive less than one share unit of common shares of FSA depending on the number of common shares of SLM owned; however, any shareholder who owns common shares of FSA, which is equal to or more than one share unit, will be able to continue trading their shares on the Tokyo Stock Exchange. We believe that this will ensure liquidity of the stock held by such shareholders.

Shareholders that will own common shares of FSA, that is less than one share unit of common shares as result of the Merger, will not be able to trade such shares less than one share unit on the Tokyo Stock Exchange; however, such shareholders will be able to utilize the procedures for buy-back of shares less than one share unit. For further details, please refer to Section 2, Part (3), Note 3.

Further, shareholders of common shares of SLM may continue to trade their respective common shares of SLM on each stock exchange until the last trading date, September 25, 2013 (scheduled).

(5)	Measures to Ensure Fairness

As described in Section 3, Part (1), FSA received merger ratio calculation reports regarding the Merger from Mizuho Securities and Nomura Securities. In addition, FSA received separate written opinions dated August 29, 2012 from each of Mizuho Securities and Nomura Securities that states the agreed-to merger ratio, based upon and subject to certain conditions, including the assumptions described in Section 3, Part (1), is appropriate or fair to FSA from a financial point of view (i.e., a “Fairness Opinion”).

As described in Section 3, Part (1), SLM received merger ratio calculation reports regarding the Merger from SMBC Nikko Securities and Daiwa Securities. In addition, SLM received separate written opinions dated August 29, 2012 from each of SMBC Nikko Securities and Daiwa Securities that states the agreed-to merger ratio, based upon and subject to certain conditions, including the assumptions described in Section 3, Part (1), is appropriate or fair to SLM from a financial point of view (i.e., a “Fairness Opinion”).

(6)	Measures to Avoid Conflicts of Interest

In connection with the Merger, FSA and SLM have not taken specific measures to avoid conflicts of interest because there is no conflict of interest between FSA and SLM.

4.	Corporate Profiles of the Companies that are Parties to the Merger

	Surviving Company	Absorbed Company

(1) Corporate Name	Furukawa-Sky Aluminum Corp.	Sumitomo Light Metal Industries, Ltd.

(2) Head Office	4-14-1 Sotokanda, Chiyoda-ku, Tokyo	5-11-3, Shimbashi, Minato-ku, Tokyo

(3) Name and Title of Representative	President: Mitsuru Okada	President: Shigenori Yamauchi

(4) Principal Business	Manufacture and sales of aluminum and aluminum alloy roll products, casting products, forged products, and processed products of them.	Manufacture and sales of roll products of nonferrous metals, including aluminum and copper, and alloys, and processed products of them.

(5) Capital	16,528 million yen (as of March 31, 2012)	28,459 million yen (as of March 31, 2012)

(6) Date of Incorporation	October 1, 2003	August 24, 1959

(7) Number of Shares Issued	227,100,000 shares (as of March 31, 2012)	581,538,867 shares (as of March 31, 2012)

(8) Fiscal Year End	March 31	March 31

(9) Number of Employees	(Individually) 1,959 (Consolidated) 3,644 (as of March 31, 2012)		(Individually) 1,522 (Consolidated) 4,536 (as of March 31, 2012)

(10) Major Customers	Marubeni Metals Corporation Toyo Seikan Kaisha, Ltd. Showa Aluminum Can K.K.		Sumitomo Corporation Sumikeisho Corporation Sumikin Bussan Corporation

(11) Major Banking Partners	Mizuho Corporate Bank, Ltd. The Norinchukin Bank The Bank of Tokyo Mitsubishi UFJ, Ltd.		Sumitomo Mitsui Banking Corporation Sumitomo Mitsui Trust Bank, Limited Aozora Bank, Ltd.

(12) Majority Shareholders and Associated Shareholdings	Furukawa Electric Co., Ltd.	53.00%	Sumitomo Metal Industries, Ltd.	9.32%
	Nippon Steel Corporation	8.23%	Sumitomo Corporation	5.44%
	Japan Trustee Services Bank, Ltd. (Investment Trust Account)	4.64%	Sumitomo Mitsui Banking Corporation	3.64%
	The Master Trust Bank of Japan, Ltd. (Investment Trust Account)	3.32%	Japan Trustee Services Bank, Ltd. (Investment Trust Account)	3.11%
	Furukawa-Sky Employee Stock Ownership Plan	2.07%	Sumitomo Trust & Banking Corporation (Currently: Sumitomo Mitsui Trust Bank, Limited	2.64%
	Japan Trustee Services Bank, Ltd. (trust account 9)	1.10%	The Master Trust Bank of Japan, Ltd. (Investment Trust Account)	2.38%
	Marubeni Corporation	1.00%	Sumitomo Light Metals Kyoeikai	1.96%
	Mitsui & Co., Ltd.	1.00%	NOMURA ASSET MANAGEMENT U.K.LIMITED SUB A/C EVERGREEN NOMINEES LTD.	1.48%
	Mellon Bank, N.A. as Agent for its Client Mellon Omnibus US Pension	0.78%	Sumitomo Life Insurance Company	1.36%
	CHASE MANHATTAN BANK GTS CLIENTS ACCOUNT ESCROW	0.41%	Sumitomo Metal Mining Co., Ltd.	1.07%
	(as of March 31, 2012)		(as of March 31, 2012)

(13)	Related Interests

Capital Ties	No important capital ties.
Personnel Ties	No important personnel ties.
Business Ties	No important business ties.
Status as a Related Party	Each Company is not a related party to the other Company, as well as affiliated persons and affiliated companies thereof.

(14)	Operating Results and Financial Situation of Recent Three Years

Fiscal Year	FSA (consolidated)				SLM (consolidated)
	Fiscal Year Ended March 2010		Fiscal Year Ended March 2011	Fiscal Year Ended March 2012	Fiscal Year Ended March 2010		Fiscal Year Ended March 2011	Fiscal Year Ended March 2012
Consolidated Net Assets		59,617	69,907	71,179		28,600	35,267	53,261
Consolidated Total Assets		200,176	217,878	212,998		309,897	306,649	322,150
Consolidated Net Assets Per Share (yen)		260.39	305.44	310.82		64.18	79.99	90.11
Consolidated Sale Amount		185,588	207,223	193,972		233,530	259,476	258,926
Consolidated Business Profit		572	12,338	6,360		5,208	15,595	12,349
Consolidated Ordinary Profit	r	660	11,680	6,411		3,017	11,466	10,184
Consolidated Net Profit of Present Financial Year	r	770	11,968	3,540	r	6,480	7,189	8,298
Consolidated Net Profit of Present Financial Year Per Share (yen)	r	3.39	52.70	15.59	r	15.95	16.64	14.95
Dividend Per Share (yen)		2.00	6.00	6.00		—	—	1.50

(Unit: 1 million yen, unless otherwise noted.)

5.	Status After Merger

Surviving Company
(1) Corporate Name	Not yet determined.

(2) Head Office	Not yet determined.

(3) Name and Title of Representatives	Chairman and CEO: Shigenori Yamauchi President and CEO: Mitsuru Okada øWe will implement a Co-CEO Structure

(4) Principal Business	Manufacture and sales of roll products, casting products, forged products and processed products of nonferrous metals, including aluminum and copper, and alloys thereof.

(5) Capital	Not yet determined.

(6) Fiscal Year End	Not yet determined.

(7) Net Assets	Not yet determined at this time.

(8) Total Assets	Not yet determined at this time.

6.	Overview of Accounting Treatment

With respect to the accounting treatment of the Merger, the plan is to adopt the Accounting Standards for Business Combinations (ASBJ Statement No. 21) and the Implementation Guidance on Accounting Standards for Business Combinations and Business Divestitures (ASBJ Guidance No. 10), and use the purchase method making FSA the acquiring company.

The amount of goodwill associated with the Merger has not yet been determined at this moment and will be disclosed as soon as they are determined.

7.	Future Outlook

The outlook for the new company’s business following the Merger, the impact of the Merger on the company’s business performance, and other pertinent information will be provided as soon as they are available.

End of Document

(Appendix 1)

The Overview of the Analyses

Regarding the Merger Ratio by Each of the Third Party Appraisers

1.	Overview of Analyses by Each of the Third Party Appraisers of FSA

(Mizuho Securities)

Mizuho Securities performed Analysis of Historical Share Prices and DCF Analysis. The valuation range using each analysis is shown below. The valuation ranges of the merger ratio listed below represent the valuation range of the value per SLM’s share, assuming the value per FSA’s share to be one. In performing Analysis of Historical Share Prices, the reference date is set on August 28, 2012 (the “Reference Date”) and Mizuho Securities reviewed the average closing share price during the one month up to and including the Reference Date; the average closing share price during the three months up to and including the Reference Date; and the average closing share price during the six months up to and including the Reference Date, as well as the average closing share price during the period from the first business day following August 8, 2012 on which SLM’s “Consolidated Financial Results for the First Quarter of FY2013 (ending March 31, 2013)” was announced and up to and including the Reference Date, as a basis for the analysis.

Methodology	Valuation Range of the Merger Ratio
Analysis of Historical Share Prices	0.345 – 0.359
DCF Analysis	0.174 – 0.384

Please see (Note 1) for details of the conditions and disclaimers for the analyses of the merger ratio and opinion.

(Note 1)

In delivering the valuation report and fairness opinion, which sets forth the above analyses and result of such analyses, Mizuho Securities relied on the assumption that any of the information provided by both Companies or discussed with both Companies, other relevant information reviewed by Mizuho Securities or any other information, and publicly available information were accurate and complete, and that no information was undisclosed to Mizuho Securities that may have a material effect on the analysis and valuation of the merger ratio, etc. Further, Mizuho Securities has not independently evaluated or appraised assets or liabilities of either Company or their affiliated companies (including off-balance sheet assets, liabilities and other contingent liabilities), and has conducted its analysis based on certain restrictions regarding other information, which serves as the foundation of its analyses and valuation for the report and opinion.

(Nomura Securities)

Nomura Securities performed a Market Share Price Analysis, since there is a market share price for the shares of each Company, as well as a Comparable Companies Analysis and a DCF Analysis for the shares of both Companies. The results of each analysis are shown below. The ranges of the merger ratio mentioned below are the calculated range of the number of the common shares of FSA allocated to one common share of SLM.

Methodology	Range of Merger Ratio
Market Share Price Analysis	0.345 – 0.382
Comparable Companies Analysis	0.065 – 0.581
DCF Analysis	0.139 – 0.393

With respect to the Market Share Price Analysis, the reference date is set on August 28, 2012 (the “Reference Date”) and Nomura Securities reviewed the closing share price on the Reference Date; the average closing market price during the one-week period prior to the Reference Date; the average closing market price during the one-month period prior to the Reference Date; the average closing market price during the three-month period prior to the Reference Date; and the average closing market price during the six-month period prior to the Reference Date, as a basis for the analysis.

Please see (Note 2) for details of the conditions for the calculations of the merger ratio and opinion.

(Note 2)

In delivering its fairness opinion and presenting the opinion contained therein, and valuating the merger ratio which serves as the basis of the fairness opinion, Nomura Securities adopted, in principle, information provided by each of the Companies as well as generally available public information, and assumed that the materials and information thus used were all accurate and complete; Nomura Securities did not carry out its own independent verification of the accuracy or completeness of the materials. Further, Nomura Securities did not independently evaluate, audit or assess, on aggregate or individual basis, the assets and liabilities (including contingent liabilities) of the Companies or their affiliates, nor did it ask a third-party institution to carry out such evaluation or assessment. In addition, Nomura Securities assumed that the financial predictions submitted by each of the Companies were reasonably prepared by the management team of each respective Company based on its best currently available predictions and determinations.

2.	Overview of Analyses by each of the Third Party Appraisers of SLM

(SMBC Nikko Securities)

In performing its valuation analyses for the shares of SLM and FSA, SMBC Nikko Securities applied the Market Price Analysis since both FSA and SLM are listed on the financial instrument exchange, thus having market prices. Pursuant to this analysis, SMBC Nikko Securities applied August 28, 2012 as the reference date (the “Reference Date”) and, for the shares of SLM, considered the average closing prices of SLM shares quoted on the First Section of the Tokyo Stock Exchange for the one-month, three-month, and six-month periods to the Reference Date and the period date from August 9, 2012 – the first business day following SLM’s announcement of its “Consolidated Financial Results for the First Quarter of FY2013 (ending March 31, 2013)” on August 8, 2012 – to the Reference Date. For the shares of FSA, the average closing prices of FSA shares quoted on the First Section of the Tokyo Stock Exchange for the one-month, three-months and six-month periods to the Reference Date, and the period from August 3, 2012 – the first business day following FSA’s announcement of its “Consolidated Financial Results for the First Quarter of FY2013 (ending March 31, 2013)” on August 2, 2012 – to the Reference Date. In addition, SMBC Nikko Securities applied a DCF analysis in order to take into consideration future business activities. The foregoing analyses resulted in the following valuation ranges, assuming the value per FSA’s share to be one:

Methodology	Valuation Range of Merger Ratio
Market Price Analysis	0.345 – 0.359
DCF Analysis	0.254 – 0.514

Please see (Note 3) for details of the conditions and disclaimers for the calculation of the merger ratio and opinion.

(Note 3)

In delivering its fairness opinion, as well as valuating the merger ratio as the basis for such opinion, SMBC Nikko Securities did not conduct or assume any obligation to conduct any independent verification of the information of FSA and SLM, including financial information and financial projections (whether publicly available or furnished by FSA or SLM); therefore, SMBC Nikko Securities assumed and relied on the accuracy and completeness of such information in delivering its opinion and valuating the merger ratio as the basis for such opinion. SMBC Nikko Securities assumed that all material information of FSA and SLM has been disclosed to the public in an appropriate manner, and that the share prices appropriately reflect all material information, and that there is no undisclosed information that may have a negative impact on the share prices, and that no change has occurred that has had a significant influence on the assets, financial condition, operation, or future prospects of FSA, SLM, or their affiliated companies on or after the preparation date of the latest financial statements and business plan provided to SMBC Nikko Securities. Further, SMBC Nikko Securities did not conduct any independent valuation, appraisal or assessment of the assets or liabilities of FSA and SLM. Moreover, SMBC Nikko Securities assumed that the financial projections (including financial effect of the

Merger to FSA and SLM) which were provided to and analyzed by SMBC Nikko Securities were prepared under reasonable assumptions and reflected the best possible estimates and judgment currently available to FSA or SLM, based on consent by SLM. SMBC Nikko Securities’ opinions and analyses are not intended to encourage shareholders of SLM to exercise their shareholders’ rights or other related actions with respect to the Merger, or to solicit or encourage shareholders of SLM or other related persons to assign, transfer or take any other action with respect to SLM common shares. SMBC Nikko Securities’ opinion was prepared in light of financial, economic, market and other conditions as of its submission date and was based upon information obtained by SMBC Nikko Securities as of such date.

(Daiwa Securities)

Daiwa Securities performed a Market Price Analysis and DCF analysis for each of SLM and FSA. The results of each analysis are as follows. Each of the valuation range of the merger ratio mentioned below represents the range of the number of FSA shares to be allocated for one SLM share.

In the Market Price Analysis, Daiwa Securities conducted analysis based on the average closing prices of each Company for the one-month, three-month, and six-month periods ending August 28, 2012 (the “Reference Date”), and the average closing prices of each Company for the period from August 9, 2012 – the first business day following SLM’s announcement of its “Consolidated Financial Results for the First Quarter of FY2013 (ending March 31, 2013)” – to the Reference Date.

Methodology	Valuation Range of the Merger Ratio
Market Price Analysis	0.345 – 0.359
DCF Analysis	0.297 – 0.546

Please see (Note 4) for details of the supplementary explanation of the conditions and disclaimers.

(Note 4)

In performing its analyses, in principle, Daiwa Securities adopted information and materials provided by SLM and FSA as well as publicly available information on an “as-is” basis. Daiwa Securities assumed that the all materials and information that Daiwa Securities reviewed or analyzed are accurate and complete, and did not verify or assume any obligation to independently verify the accuracy or completeness of such materials and information. Daiwa Securities did not undertake a separate evaluation, appraisal or assessment of any of the assets or liabilities, including an analysis or evaluation of respective assets or liabilities, of SLM or FSA and their respective affiliates (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), nor did Daiwa Securities make any request to a third-party institution for any such valuation, appraisal or assessment. Daiwa Securities assumed that the business plans, financial forecasts and other information regarding the future furnished to Daiwa Securities by SLM and FSA were prepared reasonably according to the best estimates and judgment currently available of the respective management of SLM and FSA, and, with SLM’s consent, Daiwa Securities relied on such information without independent verification. Daiwa Securities’ analyses were based upon financial, economic, market and other conditions as of August 29, 2012.

Note Regarding Forward-looking Statements

This document includes “forward-looking statements” regarding the outcome and result of the Business Integration between FSA and SLM. To the extent that statements in this press release do not relate to historical or current facts, they constitute forward-looking statements. These forward-looking statements are based on the current assumptions and judgments of the Companies in light of the information currently available to them, and involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the actual performance, achievements or financial position of one or both of the Companies (or the post-transaction group) to be materially different from any future performance, achievements or financial position expressed or implied by these forward-looking statements. The Companies undertake no obligation to publicly update any forward-looking statements after the date of this document. Investors are advised to consult any further disclosures by the Companies (or the post-transaction group) in their subsequent domestic disclosures in Japan and filings with the U.S. Securities and Exchange Commission.

The risks, uncertainties and other factors referred to above include, but are not limited to:

(1) economic and business conditions in and outside Japan;

(2) changes in supply and demand of aluminum and copper materials, raw material costs and exchange rates;

(3) changes in interest rates on loans, bonds and other indebtedness of the Companies, as well as changes in financial markets;

(4) changes in the value of assets (including pension assets), such as marketable securities and investment securities;

(5) changes in laws and regulations (including environmental regulations) relating to the Companies’ business activities;

(6) rise in tariffs, imposition of import controls and other developments in the Companies’ main overseas markets;

(7) interruptions in or restrictions on business activities due to natural disasters, accidents and other causes;

(8) the Companies being unable to complete the Business Integration; and

(9) difficulties in realizing the synergies and benefits of the post-transaction group.